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NATIONAL CITY(R)                                      NATIONAL CITY CORPORATION
                                                      P.O. Box 5756
                                                      Cleveland, OH 44101-0756

FOR MORE INFORMATION CONTACT:                           NEWS RELEASE


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
ANALYST INQUIRIES:                         MEDIA INQUIRIES:
------------------                         ----------------
Thomas A. Richlovsky         Brad Hemstreet               Dan Shingler
National City Corporation    National City Corporation    National City Corporation
(216) 575-2126               (216) 575-2440               (216) 575-2441

Jennifer Cox                 Tony Thompson
First of America             First of America
(616) 376-7115               (616) 376-7266


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PHOTOS AVAILABLE UPON REQUEST

                             FOR IMMEDIATE RELEASE

                         NATIONAL CITY CORPORATION AND
                         -----------------------------
                   FIRST OF AMERICA BANK CORPORATION TO MERGE
                   ------------------------------------------

     CLEVELAND, OHIO--December 1, 1997--National City Corporation (NYSE:NCC) and First of America Bank Corporation (NYSE:FOA) today announced the signing of a definitive agreement to merge, creating the 13th largest banking organization in the U.S. in terms of total assets. National City is a $53 billion asset bank holding company based in Cleveland, Ohio. First of America is a $22 billion asset bank holding company headquartered in Kalamazoo, Michigan. The combination will create the 12th largest U.S. banking organization based on market capitalization. Together, National City and First of America serve more than eight million households in six states.
     Under the terms of the agreement, First of America shareholders will receive, in a tax-free exchange, 1.2 shares of National City common stock for each share of First of America common stock. Based on National City's closing stock price of $66.75 per share on November 28, 1997, the transaction has a total value of $7.1 billion, and represents an exchange value of

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$80.10 for each common share of First of America stock. The merger will be accounted for as a pooling-of-interests.
     The combined company will have assets of $74.4 billion, deposits of $48.4 billion and stockholders' equity of $6.1 billion. The boards of directors of both companies have rescinded their respective stock repurchase authorizations. Subject to regulatory and stockholder approvals, the transaction is expected to close early in the second quarter of 1998.
     David A. Daberko, chairman and chief executive officer of National City, stated, "I am very pleased to be able to announce this merger with First of America. This represents a logical and attractive expansion into familiar territory that is culturally and demographically similar to our existing markets. We will now have a significant presence in 17 of the top 100 Metropolitan Statistical Areas in the country. This acquisition parallels our successful acquisition of Integra Financial Corporation in 1995, where our integration skills quickly produced positive results for our stockholders."
     Richard F. Chormann, chairman, president and chief executive officer of First of America Bank Corporation, stated, "Partnering with National City reflects our strong commitment to our customers and our stockholders. We believe that National City can provide us with an enhanced array of products and comparable or even superior levels of customer service. National City is a stockholder-driven organization with a long track record of consistency and high returns."
     Mr. Daberko added, "We intend to replicate the results of the Integra acquisition, where systems conversion was realized shortly after closing, cost savings exceeded projections, and revenues grew during the transition period. As in our past acquisitions, we anticipate minimal customer disruptions and little affect on line employees. By quickly integrating First of America


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with National City, the transaction is expected to be accretive to earnings in less than 12 months."

        The integration of First of America will be led by National City Vice Chairman Robert G. Siefers, who directed the integration of Integra. The two companies expect to incur one-time, merger-related, pre-tax charges of $350 million. National City estimates an expense reduction of $243 million, or 30 percent of First of America's operating expenses. Cost savings will be achieved from consolidation of staff functions and back-office processing. National
City is also confident that it can achieve revenue enhancements by exporting its products and services to First of America's markets, especially to First of America's middle market commercial customers. As with any earnings estimates, there are factors that could cause the actual results to differ materially from such estimates, such as changes in economic conditions and other factors indicated on a form 8-K filed with the Securities and Exchange Commission.

        Underscoring its commitment to the employees and customers of First of America, National City has committed to moving 700 jobs to the Kalamazoo area. National City will also establish a charitable foundation which will be immediately funded with $30 million to benefit all of First of America's communities. It will be administered by a board of trustees under the leadership of Richard F. Chormann. The foundation will increase First of America's annual charitable giving from $3 million to $5 million.

MANAGEMENT STRUCTURE
--------------------

        Richard F. Chormann, chairman, president and CEO of First of America, will become vice chairman of the combined company and will serve on the executive committee of National City's board of directors. He will remain chairman of the current First of America banking



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franchise. Five members of the First of America board of directors will be asked to join the National City board.

PROFILE OF FIRST OF AMERICA BANK CORPORATION
--------------------------------------------

     First of America Bank Corporation, headquartered in Kalamazoo, Michigan is a $22 billion bank holding company which has $14 billion in loans and $15 billion in deposits in Michigan, Illinois and Indiana. The company engages in commercial and retail banking as well as in mortgage origination services. The corporation also provides trust, insurance and other financial services, through its Trust and Financial Services Division. First of America is ranked 39th among banking companies in the United States, based on total assets.

PROFILE OF NATIONAL CITY CORPORATION
------------------------------------

     National City Corporation is a $53 billion bank holding company based in Cleveland, Ohio, with 845 branch offices in the states of Ohio, Kentucky, Indiana and Pennsylvania, and nearly 27,000 employees. Its principal banking subsidiaries are located in Cleveland, Columbus, Indianapolis, Louisville and Pittsburgh. The Corporation also has a major banking presence in Akron, Dayton, Lexington, Erie, Toledo and Youngstown. National City ranks 19th among U.S. bank holding companies based on total assets. National City can be found on the World Wide Web at www.national-city.com.


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